Exhibit 99

             Astea Reports Profitable First Quarter 2004 Results

    HORSHAM, Pa., May 12 /PRNewswire-FirstCall/ -- Astea International Inc. (Nasdaq: ATEA), a global provider of service management solutions, today released financial results for the first quarter of 2004.
    For the quarter ended March 31, 2004, Astea reported revenues of $5.9 million compared to revenues of $4.0 million for the quarter ended March 31, 2003, a 48% increase. Net profit for the quarter was $1.5 million or $0.51 per share, compared to a net loss of $467,000 or $0.16 per share for the same period in 2003.
    Software license fee revenues were up 183% to $2.9 million compared to $1.0 million for the same period in 2003. Overall, service and maintenance fees increased marginally by 1% to $3.0 million, and included a 9% increase in service and maintenance fees for the Astea Alliance product offering. International results were strong, with overall revenue of $1.5 million, a 9% increase over the same period of 2003.
    "Clearly, we are very pleased with our sales successes in the first quarter, and particularly proud that a number of our new sales represent large enterprise deployments of our technology," said Zack Bergreen, president and CEO of Astea International. "We see the increase in license and service fees as a direct result of the market's continuing acceptance of our web-based
Astea Alliance solution.   Our cash position remains strong, and we continue
to invest in developing new service management functionality in the areas of optimization and strategic management capabilities."

    FIRST QUARTER HIGHLIGHTS
    -- North American sales for the quarter were led by a sales win at a large manufacturing division of a Fortune 100 company. A successful pilot program led to the enterprise-level sale, full deployment of which will reach over 1000 users at service locations throughout North America.
    -- Existing Astea customers such as Johnson Controls, Enovation Graphic
        Systems, TecServ, and Savin continued to expand their configurations with additional licensing for more users and functionality enhancements. In addition, legacy DISPATCH-1 customers, including Pomeroy IT Solutions in the US and PM Onboard in the UK, continue to upgrade their systems to the latest Astea Alliance software.
    -- International revenues increased 9% over the same quarter of 2003, and is largely attributable to an increase in sales in Japan. The Company hopes to capitalize on its momentum in Japan through a new reseller relationship with ITFOR, a leading systems integrator in Japan. The new partnership will increase Astea's exposure in the region, a significant area for growth for the Company.

    The Company has also concluded a successful search for a new Chief Financial Officer. George Rapp, who joined at the beginning of the second quarter, will replace Rick Etskovitz after a short transition period. Rapp, who has also been elected Treasurer, is responsible for the company's financial planning, investor relations, and executive guidance to help drive corporate performance. He brings over 25 years of experience in financial management and reporting to the company. A certified public accountant, he previously served as Chief Financial Officer of Advanta Bank Corp., a credit card issuer and subsidiary of Advanta Corporation.
    Astea will host a conference call that will be broadcast live over the Internet on Thursday, May 13 at 11:00 AM EDT to discuss the Company's first quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/ab_investors.asp. For those who cannot listen to the live broadcast, a replay will be available two hours after the call and will remain available for thirty days.

    About Astea International
    Astea is a global provider of service management software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. The Astea Alliance suite supports the complete service lifecycle, from lead generation and project quotation to service and billing through asset retirement. It integrates and optimizes critical business processes for Contact Center, Field Service, Depot Repair, Logistics, Professional Services, and Sales & Marketing. Astea extends its application suite with portal, analytics and mobile solutions. Since its inception in 1979, Astea has licensed applications to companies in a wide range of sectors including information technology, telecommunications, instruments and controls, business systems, and medical devices.
    Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.
    This press release contains forward-looking statements that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission.

SOURCE  Astea International Inc.
    -0-                             05/12/2004
    /CONTACT: Rick Etskovitz, Chief Financial Officer, Astea International, Inc., +1-215-682-2500, ricke@astea.com/
    /Web site:  http://www.astea.com/ab_investors.asp /
    /Web site:  http://www.astea.com /
    (ATEA)

CO:  Astea International Inc.
ST:  Pennsylvania
IN:  CPR STW ITE OTC
SU:  ERN PER MAV CCA